Exhibit 99.2

NEWS RELEASE

Contacts: OSI Pharmaceuticals, Inc. Kathy Galante (investors/media) Senior Director 631-962-2043 Kim Wittig (media) Director 631-962-2135	Media: Joele Frank, Wilkinson Brimmer Katcher Joele Frank/Andy Brimmer/Eric Brielmann 212-355-4449
Investors: Burns McClellan Lisa Burns 212-213-0006

OSI Pharmaceuticals Announces Occurrence of a Fundamental Change for Convertible Notes

MELVILLE, NY – June 9, 2010 – OSI Pharmaceuticals, Inc. (Nasdaq: OSIP; the “Company”) announced today that its 2% Convertible Senior Subordinated Notes due 2025 (the “notes”) are convertible at the option of the holders and will remain convertible at least through July 8, 2010, as provided for in the Indenture (the “Indenture”) governing the notes.

The notes became convertible on June 8, 2010, when pursuant to the Agreement and Plan of Merger dated May 16, 2010 by and among Astellas Pharma, Inc., certain of its affiliates and the Company, the Company merged with an indirect subsidiary of Astellas Pharma, Inc. (the “Merger”).  The Merger constitutes a Fundamental Change under the Indenture. During the thirty (30) day period after the announcement of the Fundamental Change, holders of the notes may convert the notes as a result of such Fundamental Change.  The conversion period relating to the Merger will continue through and including July 8, 2010.

The Company has elected, pursuant to the Indenture, to satisfy its conversion obligation in cash.  The notes are convertible at the conversion rate of 34.0420 shares of common stock of the Company per $1,000 principal amount of each note.

As previously announced, the notes also became convertible on June 3, 2010 when, pursuant to a tender offer and acceptance of tendered shares, Astellas Pharma, Inc. became the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the Company’s voting stock.  The notes may remain convertible in connection with this event through July 6, 2010.

In addition, as previously announced, the notes also became convertible on April 1, 2010 and remain convertible through June 30, 2010 as a result of the satisfaction of the market price condition under the Indenture.  Depending on market conditions and other factors, the notes may remain convertible in the third quarter of 2010 if the market price condition with respect to the third quarter of 2010 is also satisfied.

To exercise their conversion right as a result of the Merger, holders must surrender the notes for conversion to the conversion agent at any time on or before July 8, 2010 and follow the applicable depository procedures or, in the case of notes in the certificated form, surrender the notes to the conversion agent with appropriate signatures, endorsements and transfer documents as described in the Indenture and in the Fundamental Change Company Notice and Notice of Conversion Privilege distributed to the holders of the notes and published on the Company’s web site.

About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to "shaping medicine and changing lives" by discovering, developing and commercializing high-quality, novel and differentiated targeted medicines designed to extend life and improve the quality of life for patients with cancer and diabetes/obesity.  For additional information about OSI, please visit http://www.osip.com.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  Factors that might cause such a difference include, among others, OSI's and its collaborators' abilities to effectively market and sell Tarceva and to expand the approved indications for Tarceva, OSI’s ability to protect its intellectual property rights, safety concerns regarding Tarceva,  competition to Tarceva and OSI’s drug candidates  from other biotechnology and  pharmaceutical companies, the completion of clinical trials, the effects of FDA and other governmental regulation, including pricing controls,  OSI's ability to successfully develop and commercialize drug candidates, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.